EXHIBIT 99.1

AES ANNOUNCES PRICING OF $1.8 BILLION PRIVATE PLACEMENT,
INCREASE IN AMOUNT OF SENIOR NOTES TENDERED FOR
AND EXTENSION OF TENDER FOR SENIOR NOTES AND SENIOR
SUBORDINATED NOTES

ARLINGTON, VA, May 1, 2003 – The AES Corporation (NYSE:AES) announced today that it had priced an offering of $1.8 billion of second priority senior secured notes. The notes will be issued in two tranches: $1.2 billion of 8.75% Second Priority Senior Secured Notes due 2013 and $600 million of 9.00% Second Priority Senior Secured Notes due 2015. AES intends to use approximately $1.075 billion of the net proceeds of the offering to fund the pending tender offer for its outstanding senior and senior subordinated notes (based on the notes tendered as of 5:00 p.m. New York City time on Thursday, May 1, 2003), approximately $475 million to repay a portion of the amounts outstanding under its senior secured credit facilities and the balance for general corporate purposes. The $1.8 billion offering of second priority senior secured notes is scheduled to close on Thursday, May 8, 2003 and is subject to customary closing conditions.

AES also announced that it had increased the aggregate principal amount of each series of senior notes that it was seeking to purchase in its pending tender offer. The following table shows the principal amount of each series of notes that AES is seeking to purchase and the amount of notes tendered as of 5:00 p.m. New York City time on Thursday, May 1, 2003.

The Notes	Principal Amount Outstanding	Principal Purchase Amount	Amount Tendered
8.00% Senior Notes, Series A, Due 2008	$199,022,000	$43,797,000	$53,982,000
8.75% Senior Notes, Series G, Due 2008	$400,000,000	$161,398,000	$198,931,000
9.50% Senior Notes, Series B, Due 2009	$750,000,000	$252,951,000	$311,774,000
9.375% Senior Notes, Series C, Due 2010	$850,000,000	$414,345,000	$510,699,000
8.875% Senior Notes, Series E, Due 2011	$536,690,000	$223,504,000	$275,479,000
10.25% Senior Subordinated Notes Due 2006	$217,050,000	$55,000,000	$18,915,000
8.375% Senior Subordinated Notes Due 2007	$303,290,000	$77,000,000	$40,116,000
8.50% Senior Subordinated Notes Due 2007	$338,250,000	$86,000,000	$27,138,000
8.875% Senior Subordinated Notes Due 2027	$125,000,000	$32,000,000	$4,952,000

In addition, AES announced that it had extended the expiration time of the tender offer for its senior notes to 8:00 a.m. New York City time on Thursday, May 15, 2003, and the expiration time of the tender offer for its senior subordinated notes to 5:00 p.m. New York City time on Wednesday, May 7, 2003, in each case, unless extended or earlier terminated. The other terms of AES’s pending tender offer remain unchanged.

AES’s obligation to accept notes tendered and pay the tender offer consideration and any early tender premium is subject to a number of conditions which are set forth in the Offer to Purchase and Letter of Transmittal for the tender offer. The conditions include (1) the completion of the proposed private placement and (2) the effectiveness of the amendment to AES’s senior credit facility.

The second priority senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the second priority senior secured notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the second priority senior secured notes.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain “forward-looking statements” regarding The AES Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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